Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alexion Pharmaceuticals, Inc. Leonard Bell, M.D. Chief Executive Officer (203) 272-2596	Noonan/Russo Robert Stanislaro (Media) (212) 845-4268	Rx Communications Rhonda Chiger (Investors) (917) 322-2569

Alexion Pharmaceuticals Announces Management Change

Cheshire, CT, March 16, 2005 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced the resignation of Carsten Boess, the Company’s Chief Financial Officer. Mr. Boess is leaving to pursue other opportunities. David Keiser, President and Chief Operating Officer of Alexion, will temporarily resume his direct responsibility for functions managed by Mr. Boess while a search for a permanent replacement is conducted. Mr. Boess will remain with the Company until April 1.

“Over the past couple of years, we have developed the Finance group into a solid organizational function, well capable of supporting the Company as we prepare for commercialization of our two lead drug candidates,” said Leonard Bell, M.D., Chief Executive Officer. “We appreciate the contributions Carsten has made during his 14 months with us. All of us at Alexion wish Carsten every success in the future.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab is also in Phase II clinical development in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: http://www.alexionpharm.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain factors which may cause our plans and results to differ significantly from plans and results discussed in such forward-looking statements, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2004 and in our other filings with the Securities and Exchange Commission. Alexion is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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